Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2014 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Conference Call Scheduled For March 27, 2015 at 10:00 a.m. ET

Tampa, FL – March 27, 2015 – 1347 Property Insurance Holdings, Inc. (NASDAQ:PIH) ( the “Company”), a property and casualty insurance holding company offering homeowners’ and dwelling insurance to individuals in Louisiana through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Net income of approximately $0.7 million, or $0.11 per diluted share
•	Direct premiums written were $9.6 million, representing a 20.3% increase over the $8.0 million reported in the prior year quarter
•	Net premiums earned increased 103.6% to $5.2 million from $2.5 million
•	Net combined ratio was 79.3%; compared with 60.2% in the prior year quarter, primarily due to higher average severity of losses occurring and higher G&A expenses due to growth
•	Book value per share of $7.85 at December 31, 2014

2014 Fiscal Year Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year)

•	Net income of approximately $3.6 million, or $0.71 per diluted share, compared to a net loss of $(0.7) million, or $(0.75) per diluted share. Our results for 2013 included a significant hail event in February of that year, which generated $2.3 million of pre-tax net loss. In contrast, 2014 benefitted from solid growth in profitable premium and the absence of significant weather events.
•	Direct premiums written were $32.7 million, representing a 103.8% increase over the $16.0 million reported in the prior year
•	In-force policy count at December 31, 2014 increased 86.1% to 21,400 from 11,500 at December 31, 2013
•	Net premiums earned increased 270.5% to $18.5 million from $5.0 million in the prior year
•	The Company’s net combined ratio was 71.7% for year ended December 31, 2014, compared with 125.1% for the prior year

Management Comments

Doug Raucy, Chief Executive Officer, stated, “We continued to organically expand our book of business throughout Louisiana, highlighted by an 86% increase in policy count over the previous year. We are achieving these results by leveraging decades of relationships in the Louisiana market to generate organic policy growth through a tight-knit network of agents. Since our IPO in March 2014, we have focused on expanding our book throughout the state. The Company now insures personal property located in 63 of the total 64 parishes in the State of Louisiana, with the majority of our policies located in the more populous parishes surrounding Louisiana’s four major cities, New Orleans, Baton Rouge, Lafayette, and Shreveport. We are also focused on continued improvement in operating profitability. While we have added the additional expense of being a public company, we continued to report a strong net combined ratio for both the quarter and the year.”

1347 Property Insurance Holdings, Inc.	Page 2

Operational Review

($ in thousands, except per share and ratio data)	(Unaudited) Three Months Ended December 31,				(Audited) Twelve Months Ended December 31,
	2014	2013	Change		2014	2013	Change
Direct premiums written	$9,620	$8,000	20.3%		$32,663	$16,024	103.8%
Direct premiums earned	$7,819	$3,355	133.1%		$25,963	$7,151	263.1%
Ceded premiums earned	$2,637	$810	225.6%		$7,500	$2,168	245.9%
Net premiums earned	$5,182	$2,545	103.6%		$18,463	$4,983	270.5%

Total revenues	$5,427	$2,561	111.9%		$18,965	$5,091	272.5%

Net losses and loss adjustment expenses	$1,109	$289	283.7%		$3,612	$2,928	23.4%
Amortization of deferred policy acquisition costs	$1,475	$624	136.4%		$4,529	$1,328	241.0%
General and administrative expenses	$1,527	$618	147.1%		$5,095	$1,979	157.5%

Income (loss) before tax expense (benefit)	$1,316	$1,030	27.8%		$5,729	$(1,144)	600.8%
Net income (loss)	$695	$688	1.0%		$3,646	$(748)	587.4%

Earnings per diluted share	$0.11	$0.69			$0.71	$(0.75)
Weighted average diluted shares outstanding	6,358,125	1,000,000			4,454,375	1,000,000

Ratios to Direct Premiums Earned:(1)
Ceded direct premium ratio(1)	23.9%	24.2%	(0.3)	pts	25.9%	16.3%	9.6	pts
Direct loss ratio	24.0%	8.6%	15.4	pts	16.9%	54.9%	-38.0	pts
Direct expense ratio	38.4%	37.0%	1.4	pts	37.1%	46.3%	-9.2	pts
Direct combined ratio	86.3%	69.8%	16.5	pts	79.9%	117.5%	-37.6	pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	21.4%	11.4%	10.0	pts	19.6%	58.7%	-39.1	pts
Net expense ratio	57.9%	48.8%	9.1	pts	52.1%	66.4%	-14.3	pts
Net combined ratio	79.3%	60.2%	19.1	pts	71.7%	125.1%	-53.4	pts

(1)	See “Definitions of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Net premiums earned increased 103.6% to $5.2 million for the quarter ended December 31, 2014 compared with $2.5 million for the quarter ended December 31, 2013.

1347 Property Insurance Holdings, Inc.	Page 3

Net Losses and Loss Adjustment Expenses
The net loss ratio for the quarter ended December 31, 2014 was 21.4% compared to 11.4% for the prior year period. Net loss ratio increased due to higher average severity of losses occurring in the fourth quarter of 2014.

Amortization of Deferred Policy Acquisition Costs
Amortization of deferred policy acquisition costs for the fourth quarter of 2014 was $1.5 million, a $0.9 million increase over $0.6 in the fourth quarter of 2013. This increase was generally consistent with the increase in direct premiums earned for the quarter shown by comparing deferred acquisition cost amortization as a percentage of direct premiums earned, which was 18.9% for the fourth quarter of 2014, compared to 18.6% for the fourth quarter of 2013.

General and Administrative Expenses
General and administrative expenses for the fourth quarter of 2014 were $1.5 million, an increase of $0.9 million over the $0.6 million in the fourth quarter of 2013. General and administrative expenses as a percentage of direct premiums earned were 19.5% for fourth quarter of 2014 compared to 18.4% for the prior year period. The increase is primarily due to an increase in salaries and wages expense as the number of staff increased from five employees at the end of 2013 to fourteen employees as of December 31, 2014.

Net Income
In the fourth quarter of 2014 the Company earned a net income of $0.7 million, compared to $0.7 million in the prior year period. The Company earned $0.11 per diluted share during the fourth quarter of 2014, based on 6,358,125 weighted average shares outstanding, compared to $0.69 per diluted share during the prior year period, based on 1,000,000 shares outstanding.

2014 Year Financial Review
Premiums
Net premiums earned increased 270.5% to $18.5 million for the year ended December 31, 2014 compared with $5.0 million for the year ended December 31, 2013.

Net Losses and Loss Adjustment Expenses
The net loss ratio for the year ended December 31, 2014 was 19.6%, compared to 58.8% for the prior year period. The decrease was primarily due to no significant weather events occurring in 2014, compared to an unusual significant hail event that occurred in the first quarter of 2013.

Amortization of Deferred Policy Acquisition Costs
Amortization of deferred policy acquisition costs for the year ended December 31, 2014 were $4.5 million, an increase of $3.2 million over $1.3 million for the year ended December 31, 2013. This increase was generally consistent with the increase in direct premiums earned for the year. Deferred policy acquisition cost amortization as a percentage of direct premiums earned, was 17.4% for the year ended December 31, 2014, compared to 18.6% for the prior year. This slight decrease can be attributed to a larger portion of our direct premiums earned for 2014 resulted from renewal business from our independent agents when compared to none in 2013. The commissions we pay are structured so that agents receive a higher commission ratio on new business when compared to renewal policies.

1347 Property Insurance Holdings, Inc.	Page 4

General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2014 were $5.1 million, compared to $2.0 million for the prior year. General and administrative expenses as a percentage of direct premiums earned were 19.6% for the year ended December 31, 2014, compared to 27.7% for the year ended December 31, 2013. The ratio decrease can be attributed to a significant increase in direct premiums earned during 2014.

Net Income
During the year ended December 31, 2014, the Company earned a net income of $3.6 million, compared to a net loss of $(0.7) million in the prior year period. The Company’s earnings-per-share for the year ended December 31, 2014 was $0.71 per diluted share based on weighted average shares outstanding of 4,454,375.

Balance Sheet / Investment Portfolio Highlights
At December 31, 2014, the Company held cash, cash equivalents and investments with a carrying value of $66.4 million. As of December 31, 2014, the Company held an investments portfolio comprised primarily of fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers.

Subsequent to Quarter End – Termination of Management Services Agreement
On February 24, 2015, the Company terminated the management services agreement with 1347 Advisors LLC (“Advisors”), a subsidiary of Kingsway Financial Services, Inc., that was put in place between the parties prior to the initial public offering of the Company under which Advisors provided certain services to the Company, including forecasting, analysis of capital structure and reinsurance programs, consultation regarding restructuring or capital raising transactions, and consultation in corporate development initiatives.

Conference Call Details
Date:	Friday, March 27th, 2015
Time:	10:00 a.m. Eastern Time

Participant Dial-In Numbers:
Domestic callers:	(877) 407 0619
International callers:	(412) 902 1012

Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q4-2014. Audio and a transcript of the call will be archived on the Company’s website.

1347 Property Insurance Holdings, Inc.	Page 5

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES
We assess our results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. We believe these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. Our non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how we define our non-U.S. GAAP financial measures.

Underwriting Ratios
The Company analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The ceded reinsurance ratio is derived by dividing the amount of ceded earned premium net of ceded losses and ceded loss adjustment expenses by direct earned premiums. The direct loss ratio is derived by dividing the amount of direct losses and direct loss adjustment expenses by direct premiums earned. The direct expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by direct premiums earned. The net loss ratio is derived by dividing the amount of net losses and loss adjustment expenses by net premiums earned. The net expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by net premiums earned. All items included in the net loss and expense ratios are presented in the Company’s Form 10-K for the year ended December 31, 2014. The direct combined ratio is the sum of the ceded reinsurance ratio, the direct loss ratio and the direct expense ratio. The net combined ratio is the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.
1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. In December 2012, the Company began providing property and casualty insurance to individuals in Louisiana through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings currently include homeowners’ insurance, manufactured home insurance and dwelling fire insurance.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

1347 Property Insurance Holdings, Inc.	Page 6

Additional Information
Additional information about 1347 Property Insurance Holding, Inc., including its Annual Report on Form 10-K for the year ended December 31, 2014, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at the Company’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Forrest Hunt
Chief Executive Officer		Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9610 / fhunt@equityny.com

1347 Property Insurance Holdings, Inc.	Page 7

Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenue:
Net premiums earned	$5,182	$2,545	$18,463	$4,983
Net investment income	54	—	130	47
Other income	191	16	372	61
Total revenue	5,427	2,561	18,965	5,091

Expenses:
Net losses and loss adjustment expenses	1,109	289	3,612	2,928
Amortization of deferred policy acquisition costs	1,475	624	4,529	1,328
General and administrative expenses	1,527	618	5,095	1,979
Total expenses	4,111	1,531	13,236	6,235

Income (loss) before income tax expense (benefit)	1,316	1,030	5,729	(1,144)
Income tax expense (benefit)	621	342	2,083	(396)
Net income (loss)	695	688	3,646	(748)
Less: beneficial conversion feature on convertible preferred shares	—	—	500	—
Net income (loss) attributable to common shareholders	$695	$689	$3,146	$(748)

Earnings (loss) per share – net income (loss) attributable to common shareholders:
Basic	$0.11	$0.69	$0.71	$(0.75)
Diluted	$0.11	$0.69	$0.71	$(0.75)
Weighted average common shares outstanding:
Basic	6,358,125	1,000,000	4,454,067	1,000,000
Diluted	6,358,125	1,000,000	4,454,375	1,000,000

Consolidated Statements of Comprehensive Income (Loss)

Net income (loss)	$695	$689	$3,646	$(748)
Unrealized losses on investment available for sale, net of income taxes	10	—	(1)	—
Comprehensive income (loss)	$705	$689	$3,645	$(748)

1347 Property Insurance Holdings, Inc.	Page 8

Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $10,514 and $301, respectively)	$10,514	$301
Short-term investments, at cost which approximates fair value	2,198	100
Total investments	12,712	401
Cash and cash equivalents	53,639	15,007
Deferred policy acquisition costs	3,091	1,925
Premiums receivable, net of allowance for credit losses of $3 and $0, respectively	2,086	3,805
Ceded unearned premiums	1,561	1,126
Reinsurance recoverable on reserves	363	—
Deferred tax asset, net	263	571
Property and equipment, net	237	40
Other assets	282	303
Total assets	$74,234	$23,178

LIABILITIES
Unearned premium reserves	$17,703	$11,004
Loss and loss adjustment expense reserves	1,211	354
Ceded reinsurance premiums payable	2,559	50
Agent commissions payable	323	254
Premiums collected in advance	560	213
Due to related party	145	2,668
Current income taxes payable	262	—
Accounts payable and other accrued expenses	1,557	753
Total liabilities	24,320	15,296

SHAREHOLDERS’ EQUITY
Preferred stock, $25.00 par value; 1,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,358,125 and 1,000,000 issued and outstanding at December 31, 2014 and 2013, respectively	6	1
Additional paid-in capital	47,631	8,749
Retained earnings	2,278	(868)
Accumulated other comprehensive loss	(1)	—
Total shareholders’ equity	49,914	7,882
Total liabilities and shareholders’ equity	$74,234	$23,178